Exhibit 99.1

1720 N. First Street, San Jose, CA 95112

April 9, 2024

Contact: Yvonne Kingman, 310-257-1434

For Immediate Release

Cal Water Secures $83 Million in Additional State Funding to Relieve Customers

of Past-Due Balances Accumulated During Pandemic

SAN JOSE, Calif.—With financial impacts of COVID-19 felt by California Water Service (Cal Water) customers well past the height of the pandemic, Cal Water applied for and has received more than $83.0 million through the California Extended Water and Wastewater Arrearage Payment Program (Extended Program) to relieve residential and commercial customers of past-due balances incurred during the pandemic.

The Extended Program, administered by the State Water Resources Control Board, enables water suppliers to apply for financial support on behalf of customers. Cal Water first secured more than $20.8 million about two years ago through the original Water & Wastewater Arrearage Payment Program (Original Program) for past-due balances incurred by residential and commercial customers between March 4, 2020, and June 15, 2021. Through the Extended Program, past-due debt incurred between June 16, 2021, and December 31, 2022, became eligible.

Cal Water will apply credits to affected customers’ accounts in the second quarter of 2024. Customers across all of Cal Water’s service areas will be notified directly if a credit will be applied to their accounts.

Customers with remaining balances that pre-date the pandemic or were accrued after the Extended Program benefit period ended in 2022 may still take advantage of Cal Water’s various interest- and penalty-free payment plans or extensions, subject to certain terms and conditions, to help prevent them from being subject to potential disruptions in water service in the future. Income-eligible customers may also enroll in Cal Water’s Customer Assistance Program, which provides qualifying lower-income customers a discount on their monthly service charge.

“We wanted to apply for these funds to help customers impacted by the pandemic,” said Martin A. Kropelnicki, Cal Water Chairman & CEO. “We appreciate the funding provided by the State of California to help ease our customers’ burden, and we also encourage any customers who are still struggling financially to take advantage of our numerous assistance programs. We are here to help.”

In total, Cal Water has secured $103,875,186 through the Original and Extended Programs on behalf of its customers from the State Water Resources Control Board using federal American Rescue Plan Act funds.

About California Water Service

California Water Service provides high-quality, reliable water utility services to more than 2 million people statewide through 496,400 service connections. Cal Water’s purpose is to enhance the quality of life for customers and communities. To do so, it invests responsibly in water and wastewater infrastructure, sustainability initiatives, and community well-being. The company’s 1,100+ employees live by a set of strong core values and share a commitment to protecting the planet, caring for people, and operating with the utmost integrity. The utility has been named one of “America’s Most Responsible Companies” and the “World’s Most Trustworthy Companies” by Newsweek and a Great Place to Work®, and is ranked No. 1 in Customer Satisfaction Among Large Water Utilities in the West Region* by J.D. Power. More information is available at www.calwater.com.

*California Water Service received the highest score in the West Large segment of the J.D. Power 2023 U.S. Water Utility Residential Customer Satisfaction Study of customers’ satisfaction nationally among water customers in the US. Visit jdpower.com/awards for more details.

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